Exhibit 5.4

December 3, 2012

Basic Energy Services, Inc.

801 Cherry St., Suite 2100

Fort Worth, Texas 76102

Re:	Basic Energy Services, Inc. Registration Statement on Form S-4
in connection with $300,000,000 7-3/4% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special local counsel with respect to the laws of the State of Colorado to Maverick Coil Tubing Services, LLC, a Colorado limited liability company, Maverick Solutions, LLC, a Colorado limited liability company, Maverick Stimulation Company, LLC, a Colorado limited liability company, Maverick Thru-Tubing Services, LLC, a Colorado limited liability company, MCM Holdings, LLC, a Colorado limited liability company, MSM Leasing, LLC, a Colorado limited liability company, and The Maverick Companies, LLC, a Colorado limited liability company (each, a “Colorado Guarantor” and, collectively, the “Colorado Guarantors”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 filed with the SEC on the date hereof (the “Registration Statement”) relating to the exchange by Basic Energy Services, Inc., a Delaware corporation (the “Issuer”), of $300,000,000 aggregate principal amount of the Issuer’s 7-3/4% Senior Notes due 2022 (the “Old Notes”), for a new series of notes bearing substantially identical terms and in like principal amount to the Old Notes (the “New Notes”), which are to be registered under the Act pursuant to the Registration Statement (the foregoing, the “Transaction”). The New Notes are to be issued pursuant to the Indenture, dated as of October 16, 2012 (the “Indenture”), among the Issuer, the subsidiaries of the Issuer listed on the signature pages thereto, and Wells Fargo Bank, National Association, as trustee. The obligations of the Issuer pursuant to the New Notes are each to be guaranteed by the Colorado Subsidiary Guarantors pursuant to and as set forth in Article 10 of the Indenture (the “Guarantees”).

In connection with this opinion, we have examined the following documents:

i.	the form of the New Notes;
ii.	an executed copy of the Indenture;
iii.	the Registration Statement;

Basic Energy Services, Inc.

December 3, 2012

iv.	photocopies of the articles of organization and operating agreement of each Colorado Guarantor and applicable resolutions of the managers of each Colorado Guarantor pertaining to the Transaction, certified as being complete, true and correct by the secretary of each Colorado Guarantor;

v.	certificates issued by the Colorado Secretary of State, dated December 3, 2012, relating to the good standing of each Colorado Guarantor in the State of Colorado; and

vi.	originals or copies of such other corporate documents and records of the Colorado Guarantors and certificates of officers of the Colorado Guarantors as we have deemed necessary as a basis for the opinions expressed herein.

In such examination, we have assumed the genuineness of all signatures, the legal competency of each individual executing any such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies of originals and the authenticity of the originals of such copies. As to all factual matters material to the opinions expressed herein, we have (with your permission and without any investigation or independent verification) relied upon, and assumed the accuracy and completeness of, such certificates and corporate documents and records and the statements of fact and representations and warranties contained in the Indenture and the other documents and instruments examined by us. In connection with this opinion, we have assumed that the New Notes have been issued and sold in the manner described in the Registration Statement.

Based solely upon the foregoing and subject to the comments, qualifications and other matters set forth herein, we are of the opinion that (subject to compliance with the pertinent provisions of the Act and, with respect to the Indenture and the Guarantees, the Trust Indenture Act of 1939, as amended, and to compliance with such securities or “blue sky” laws of any jurisdiction as may be applicable, as to which we express no opinion):

1. Each Colorado Guarantor is validly existing under the laws of the State of Colorado.

2. Each of the Colorado Guarantors has all necessary limited liability company power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

3. The notation of guarantee on the New Notes has been duly authorized by all requisite limited liability company action on the part of each Colorado Guarantor.

In rendering this opinion we have made no examination of and express no opinion with respect to (i) the characterization of the Transaction, the New Notes or the Guarantees under tax laws and regulations or the tax liabilities of the parties with respect thereto, (ii) matters of anti-trust laws, (iii) matters relating to the statutes and ordinances, the administrative decisions, and

Basic Energy Services, Inc.

December 3, 2012

the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and similar matters of local law, and judicial decisions to the extent that they deal with any of the foregoing, (iv) matters of securities laws, including, without limitation, any blue sky laws, (v) compliance with applicable antifraud statutes, rules or regulations, (vi) matters of anti-money laundering laws, or (vii) insolvency, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, health or safety laws. Without limiting the foregoing, no opinion is expressed herein with respect to (a) the qualification of the New Notes or the Guarantees under the securities or blue sky laws of any federal, state or any foreign jurisdiction, or (b) the compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

The opinions expressed herein are limited to the substantive laws of the State of Colorado. The opinions expressed herein with respect to the existence of the Colorado Guarantors in the State of Colorado are based solely upon the certificates of good standing reviewed by us. In rendering the opinions expressed herein, we have assumed that no action that has been taken by the Colorado Guarantors in connection with the matters described or referred to herein will be modified, rescinded or withdrawn after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter. The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to such time as the Registration Statement is declared effective and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. The opinions expressed herein may not be quoted in whole or in part or otherwise used or referred to in connection with any other transactions.

Very truly yours,

/s/ Bryan Cave LLP